Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

November 30, 2021

Redbox Entertainment Inc.

1 Tower Lane, Suite 800

Oakbrook Terrace, IL 60181

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Redbox Entertainment Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) up to 60,203,489 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), that may be offered by certain stockholders of the Company and (ii) up to 6,062,500 Company warrants to purchase shares of Class A common stock (the “Warrants”) that may be offered by certain securityholders of the Company. The Shares include (A) 32,770,000 shares of Class A common stock (the “Exchange Shares”) to be issued to certain stockholders of the

Redbox Entertainment Inc.

Company upon exchange of common units of Redwood Intermediate, LLC (“Redbox Common Units”) and corresponding shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (B) 16,843,750 shares of Class A common stock (the “Warrant Shares”) to be issued to certain securityholders of the Company upon exercise of Company warrants to purchase shares of Class A common stock.

The Company was formed as Seaport Global Acquisition Corp., a Delaware corporation (“Seaport”), which, on October 22, 2021, consummated the business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of May 16, 2021 and amended on September 24, 2021, by and among Seaport, Seaport Merger Sub LLC, a Delaware limited liability company, Redwood Holdco, LP, a Delaware limited partnership, and Redwood Intermediate, LLC, a Delaware limited liability company. In connection with the Business Combination, Seaport changed its name to Redbox Entertainment Inc.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.the Registration Statement;

2.the Warrant Agreement, dated as of November 27, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent, included as Exhibit 4.1 to the Registration Statement; and

3.the Fourth Amended and Restated Limited Liability Company Agreement of Redwood Intermediate, LLC (the “Limited Liability Company Agreement”), included as Exhibit 10.5 to the Registration Statement.

Redbox Entertainment Inc.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and bylaws, as amended, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares and the Warrants, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.The Shares have been duly authorized by all necessary corporate action on the part of the Company and are, or when issued and delivered in exchange for Redbox Common Units and corresponding shares of Class B common stock in accordance with the terms of the Limited Liability Company Agreement or when issued,

Redbox Entertainment Inc.

delivered and paid for in accordance with the terms of the Warrant Agreement, as applicable, will be, validly issued, fully paid and non-assessable.

2.The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, possible judicial action and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of the third proviso in Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Redbox Entertainment Inc.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP